Consent of Independent Registered Public Accountants

We hereby consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 4, 2005 in the registration statement on Form SB-2/A – Amendment #5 of Cordia Corporation to be submitted to the Securities and Exchange Commission on or about August 30, 2005.

/S/ LAZAR LEVINE & FELIX LLP

      LAZAR LEVINE & FELIX LLP

New York, NY

August 30, 2005